EXHIBIT 23.2

CONSENT OF DAVID ROSS, P.Geo.

I refer to the technical reports prepared by Roscoe Postle Associates Inc. entitled “Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico”, dated June 12, 2014 as amended June 30, 2014 and  “Technical Report on the Upper Manto Deposit, Chihuahua, Mexico” dated November 14, 2012 (the “Technical Reports”) that are referenced in the Registrant’s Annual Information Form (“AIF”) of MAG Silver Corp. for the fiscal year ended December 31, 2014, filed as Exhibit 99.1 to this Annual Report on Form 40-F with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. I was responsible for preparing, authoring and certifying the Technical Reports.

I hereby consent to reference to my name and to the use of the Technical Reports in the AIF filed as Exhibit 99.1 to this Annual Report on Form 40-F.

Sincerely,

/s/ “David Ross”
David Ross, P.Geo.
March 25, 2015